EXHIBIT 99.1
IMMEDIATE RELEASE

Sharon R. Gabrielson Named Chair of Sharps Compliance Board of
Directors
HOUSTON, Texas, June 10, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced that Sharon R. Gabrielson has been elected Chair of its Board of Directors. Former Chair and Board of Director member, Philip Zerrillo, has resigned from the Sharps’ board due to other business commitments.
Sharon Gabrielson joined the Sharps Compliance board in February 2019. She is a progressive healthcare executive with over 30 years of broad-based leadership experience in the healthcare industry and currently serves as Chair of Global Business Solutions for the Mayo Clinic, where she is responsible for directing domestic and international business development opportunities for the Clinic’s healthcare products and services to the B2B and B2C markets. Previously, Ms. Gabrielson was Vice Chair of Mayo’s Health System Administration, where she oversaw an organization of community-based practices including hospitals, clinics, nursing homes, and home health, which generated approximately $2 billion in revenues.
Ms. Gabrielson has served on numerous leadership and management committees at Mayo Clinic, as well as industry boards including for-profit public and private, as well as not-for-profit and community organizations. She currently serves as an independent director for Catasys (NASDAQ: CATS) and is a member of the nominating/governance and audit committees. She is also an advisory board member for CyberMdx and Strategic Partners (SPI), Inc., assisting as they scale for growth in the health care market.
Commenting on the announcement, Ms. Gabrielson stated, “I have been very impressed with the Company, management team and its significant growth opportunities in all lines of business. Our Company is at an exciting point in its development as we focus on growing our leadership role in both the $1 billion medical waste market and in the $1 billion unused medication disposal market, and we see significant opportunity to become a much larger company. We are focused on enhancing our medical waste solution offerings for our target market of small to medium sized generators and we are seeing growing demand for our unused medications solution which provides a cost-effective method for the safe and easy disposal of unused medications including controlled substances. We continue to be encouraged by the market interest in our latest offering, the TakeAway Recycle System, which facilitates true recycling of single-use devices utilized in the healthcare setting. I am honored to take on the new role as Chair of the Board of Directors and look forward to working with the Board and the management team as we take advantage of the substantial opportunities in the markets we serve.”
David P. Tusa, President and Chief Executive Officer commented, “We welcome Sharon as our new Board Chair and look forward to working with her to leverage her significant experience in healthcare and healthcare services. We have been very impressed with her contributions to date and believe her leadership will complement our strategic growth plan.”
Sharon Gabrielson added, “We thank Philip Zerrillo for his contributions to Sharps during his many years of service on the Board of Directors and wish him well as he expands his international business commitments.”
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The

Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com